Exhibit 99.1

Feb. 13, 2012 - 4:16pm ET

RTI Completes Remmele Acquisition

to Expand Downstream Opportunities

PITTSBURGH — RTI International Metals, Inc. (NYSE: RTI), a global supplier of advanced titanium mill products and fabricated components, today announced that it has completed its acquisition of Remmele Engineering, Inc., a provider of precision machining and collaborative engineering, as well as other key technologies and services, for the aerospace and defense and medical device sectors.

RTI and Remmele announced a stock purchase agreement for RTI to acquire Remmele on January 10, 2012. The acquisition of Remmele builds upon RTI’s goal of becoming a fully integrated supplier of advanced titanium components across the entire supply chain.

Dawne S. Hickton, Vice Chair, President and CEO of RTI, said, “The Remmele acquisition provides RTI with significant growth opportunities that will allow us to expand our portfolio to meet the evolving needs of customers who are looking for an end-to-end supplier of advanced titanium products. Already the customer feedback has been tremendous, and we are delighted to be able to quickly close the acquisition so that we can execute upon our well-defined integration plan.”

While Remmele will significantly enhance RTI’s existing downstream capabilities to meet the exacting engineering needs in the energy, aerospace and defense sectors, it also delivers excellent growth potential for RTI in the medical devices market. Specifically, RTI’s current and prospective customers will benefit from Remmele’s two precision aerospace machining plants for titanium parts for next generation aircraft, as well as Remmele’s two other plants that supply medical device products for the minimally invasive surgery, spinal, and vascular markets, alongside other categories.

The acquisition is expected to be accretive to earnings for the full year 2012. It is also expected to provide meaningful revenue synergies through the expanded product offering. As part of the integration process, Remmele’s key senior leadership will remain in place and Paul J. Burton and John L. Bowden will lead the Remmele organizations, reporting directly to James L. McCarley, Executive Vice President of Operations.

RTI acquired Remmele from Goldner Hawn Johnson & Morrison Incorporated for a total sum of approximately $182.0 million, a reduction from the previously announced transaction value of $182.5 million. The mix of consideration has changed to approximately $179.0 million in cash and the assumption of approximately $3.0 million of equipment leases.

Barclays Capital acted as financial advisor to RTI, and Buchanan Ingersoll & Rooney PC acted as RTI’s legal advisor. Greene Holcomb & Fisher LLC was the financial advisor to Remmele, and Faegre Baker Daniels LLP acted as the legal advisor.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of our recently announced acquisition, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and the exhibits attached to those filings. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world’s most technologically sophisticated applications in commercial aerospace, defense, propulsion, energy, industrial, chemical, and medical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

Investors:

RTI International Metals, Inc.

Rich Leone, Director – Investor Relations

330-544-7622

rleone@rtiintl.com

Media:

Brunswick Group

Stan Neve / Daniel O’Donnell, 212-333-3810